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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         PACKAGING DYNAMICS CORPORATION


         Packaging Dynamics Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

         A. The name of the Corporation is Packaging Dynamics Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 18, 2002.

         B. This restated certificate of incorporation was duly adopted by the Board of Directors and the sole stockholder of the Corporation in accordance with the provisions of Section 228, 242 and 245 of the GCL.

         C. The text of the certificate of incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

         1 Name. The name of the Corporation is Packaging Dynamics Corporation (the "Corporation").


         2 Address; Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

         3 Purpose. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").



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         4 Number and Designation of Shares of Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 45,000,000 shares, of which the Corporation shall have authority to issue 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

         The board of directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any shares of the preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

         5 Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:


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                  5.1 Management of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  5.2 Number of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation (the "Bylaws"). Election of the directors need not be by written ballot unless the Bylaws so provide.

                  5.3 Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this certificate of incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

         6 Action by Stockholders. Any action required or permitted to be taken by holders of the issued and outstanding stock of the Corporation may be effected solely at an annual or special meeting of stockholders duly called and held in accordance with law and this certificate of incorporation and may not be effected by any consent in writing by such stockholders.

         7 Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one, (ii) the President or (iii) the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

         8 Corporate Records. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at


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such place or places as may be designated from time to time by the Board of
Directors or in the Bylaws.

         9 Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL or the same exists or may be hereinafter amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of the directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended.


         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Notwithstanding any other provision of law, this certificate of incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage may be permitted by law, the affirmative vote of holders of not less than 80% in voting power of the outstanding common stock of the Corporation, shall be required to amend, or adopt any provision inconsistent with, this
Article 9 if such amendment, or the adoption of such provision, would have the effect of materially and adversely altering any of the protections afforded the directors pursuant to this Article 9.

         10 Indemnification. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this
Article 10 shall include the right to be paid by the



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Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this
Article 10.

         The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 10 to directors and officers of the Corporation.

         The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

         Any repeal or modification of this Article 10 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

         11 Amendment of Bylaws. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws.

         12 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  IN WITNESS WHEREOF, the Corporation has caused this restated certificate of incorporation to be executed on its behalf this 25th day of June, 2002.



                                  By:  /s/ Phillip D. Harris
                                       -----------------------------------------
                                  Name:    Phillip D. Harris
                                  Title:   President and Chief Executive Officer


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